Exhibit 99

Titan International Announces New Officers

Quincy, Ill--January 28, 2014 - The board of Titan International, Inc. (NYSE: TWI) has approved the promotion of Paul Reitz from his current position as Chief Financial Officer of Titan International to the open position of President of Titan International, Inc. as of February 3, 2014.

The board also approved the appointment of Mr. John Hrudicka as Chief Financial Officer of Titan International. Mr. Hrudicka has been the presiding CFO at Elkay Manufacturing in Oak Brook, IL since 2010 after joining as Vice President-Finance in 2006. He has spent his 27 year career spanning several industries, working for Motorola, 3Com and Baxter Healthcare in both finance and operations executive leadership roles. He has also had international expatriate assignments in both Hong Kong and Beijing, China.

“The board members and I have been engaged in building a strong executive team for the past few years,” comments Titan Chairman and CEO, Maurice Taylor. “I believe we are on track with these two professionals. Paul will focus on the manufacturing and marketing side of the business. John will lead a great team in our finance department. John will be joining the Titan International family at a very interesting time as we continue our aggressive growth plan. I look forward to working with both of these men in the future. The key to our success has always been a can-do attitude.”

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773